Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
MIDDLE MARKET APOLLO INSTITUTIONAL PRIVATE LENDING

This Certificate of Amendment to Certificate of Trust of Middle Market Apollo Institutional Private Lending (the “Trust”) is being filed to amend the existing certificate of trust of the Trust (the “Certificate of Trust”) which was originally filed with the Secretary of State of the State of Delaware on November 6, 2023 under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the Trust is Middle Market Apollo Institutional Private Lending.

2. Amendment. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to MidCap Apollo Institutional Private Lending.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has duly executed this Certificate of Amendment to Certificate of Trust of the Trust in accordance with Section 3811(a)(2) of the Act.

/s/ Howard Widra

Name: Howard Widra

Title: Trustee